UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 29, 2018

LANNETT COMPANY, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NO. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA  19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On June 29, 2018, Lannett Company, Inc. (the “Company”) filed a Current Report on Form 8-K (the “Original 8-K”) with the Securities and Exchange Commission reporting that the Company was undertaking a restructuring plan with respect to its wholly-owned subsidiary Cody Laboratories, Inc. in order to streamline operations, improve efficiencies and reduce its cost structure.  The Company also reported in the Original 8-K that it was undertaking an analysis with respect to the facility, equipment and other plant-related assets currently utilized by Cody Laboratories, Inc. to determine any potential impairment of such assets.  At the time the Original 8-K was filed, the Company was not able in good faith to determine whether there was an impairment or to estimate any amount or range of amounts if there was any impairment.  The Company is filing this Amendment No. 1 to amend the Original 8-K to report that there will be an impairment charge with respect to the restructuring plan for Cody Laboratories, Inc. and that there will also be an impairment charge with respect to other corporate initiatives.  The disclosure included in the Original 8-K otherwise remains unchanged.

Item 2.06        Material Impairments

On August 2, 2018, the Company concluded that it expects to report an impairment charge of approximately $21.5 million relating to the facility, equipment and other plant-related assets primarily associated to the expansion project at Cody Laboratories, Inc. and an impairment charge of approximately $3.5 million resulting from the consolidation of the Company’s manufacturing activities with respect to plant-related assets located at the Company’s Townsend Road facility.  The charges will be reported in the Company’s results of operations for the three months and year ended June 30, 2018.  These non-cash impairment charges are in addition to the restructuring costs referenced in Item 2.05 in the Original 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANNETT COMPANY

By:	/s/ Samuel H. Israel
Chief Legal Officer and General Counsel
Date: August 6, 2018